Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated July 2, 2020, except for the effects of the corporate reorganization discussed in Note 1 to the consolidated financial statements, as to which the date is August 28, 2020, relating to the financial statements, which appears in Amendment No. 1 to the Registration Statement on Form F-1 (No.333-248484) of COMPASS Pathways plc. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form F-1 (No. 333-248484) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
Reading, United Kingdom September 17, 2020